EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-137446, 333-36188, and 333-118663 of Analysts International Corporation on Form S-8 of our report dated June 27, 2008, appearing in this Annual Report on Form 11-K of the Analysts International Corporation Savings and Investment Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
June 27, 2008